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                                                                    EXHIBIT 21.1

                                SUBSIDIARIES OF
                       21ST CENTURY TELECOM GROUP, INC.

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NAME                                        OWNERSHIP                 STATE OF INCORPORATION
21st Century Cable TV of Illinois, Inc.     Wholly-owned              Illinois
21st Century Telecom of Illinois, Inc.      Wholly-owned              Illinois

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